SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 5



                        iXOS Software Aktiengesellschaft
-------------------------------------------------------------------------------
                                (Name of Issuer)



                             Bearer Ordinary Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   46600V108
                  --------------------------------------------
                                 (CUSIP Number)



                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 April 25, 2001
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]



                               Page 1 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-WC-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [X]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           New York
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               1,448,876
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               1,448,876

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,448,876

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           7.4%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               1,448,876
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               1,448,876

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,448,876

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           7.4%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 3 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               897,515
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               897,515

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           897,515

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           4.6%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               897,515
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               897,515

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           897,515

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           4.6%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 5 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Cayman Islands
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               356,803
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               356,803

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           356,803

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           1.8%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors II, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               356,803
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               356,803

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           356,803

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           1.8%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 7 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II (Germany) Civil Law Partnership
           (with limitation of liability)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               33,106
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               33,106

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           33,106

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.2%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               33,106
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     10.   Shared Dispositive Power
       With:
                               33,106

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           33,106

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.2%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               96,293
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               96,293

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           96,293

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.5%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               46,753
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               46,753

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           46,753

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.2%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 41 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1997, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               143,046
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               143,046

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           143,046

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.7%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 12 of 41 pages

                               AMENDMENT NO. 5 TO
                                  SCHEDULE 13D
                    RELATING TO THE BEARER ORDINARY SHARES OF
                        IXOS SOFTWARE AKTIENGESELLSCHAFT


     GS Capital  Partners II, L.P.  ("GS Capital  II"),  GS Capital  Partners II
Offshore, L.P. ("GS Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GS Germany"), Stone Street Fund 1997, L.P. ("1997 Stone") and Bridge Street Fund 1997, L.P. ("1997 Bridge" and together with GS Capital II, GS Offshore, GS Germany and 1997 Stone, the "Limited Partnerships"), Stone Street 1997, L.L.C. ("Stone GP"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors, L.L.C. ("GS Advisors"), GS Advisors II, L.L.C. ("GS Advisors II"), Goldman, Sachs & Co. oHG ("GS oHG") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors II, GS oHG, Stone GP and the Limited Partnerships, the "Filing Persons")/(1)hereby amend and supplement the statement on Schedule 13D filed with respect to the Bearer Ordinary Shares, no par value (the "Bearer Ordinary Shares") and the American Depositary Shares, each (since December 21, 1999, when the Company effected a five-for-one stock split of the Bearer Ordinary Shares) representing one Bearer Ordinary Share (the "ADSs", and together with the Bearer Ordinary Shares, the "Shares"), of iXOS Software Aktiengesellschaft, a German stock corporation (the "Company"), as most recently amended by Amendment No. 4 thereto filed March 15, 2000 (as amended, the "Schedule 13D"). Goldman Sachs and GS Group may be deemed, for purposes of this Statement, to beneficially own Bearer Ordinary Shares through the Limited Partnerships. Goldman Sachs and GS Group each disclaims beneficial ownership of Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates. In addition, Goldman Sachs and GS Group may be deemed, for purposes of this Statement, to beneficially own Shares held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group disclaim beneficial ownership of Shares held in Managed Accounts. Goldman Sachs and GS Group may also be deemed, for purposes of this Statement, to beneficially own from time to time Shares acquired in ordinary course trading activities by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Schedule 13D.

     This Amendment No. 5 is being filed to report a decrease in the percentage of the outstanding Bearer Ordinary Shares which may be deemed to be beneficially owned by certain of the Filing Persons, which change was as a result of the sale of Bearer Ordinary Shares by the Limited Partnerships, decreases in the number of Shares held in Managed Accounts and held through ordinary course trading activities by Goldman Sachs and an increase in the number of Bearer Ordinary Shares reported to be outstanding by the Company.

------------------
     /1/ Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.



                               Page 13 of 41 pages

Item 2 is hereby amended and restated as follows:

Item 2.  Identity and Background.
         ------------------------

     Each of GS Capital II, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, and GS Germany, a German civil law partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited liability company and the successor by merger to GS Advisors, L.P., is the sole general partner of GS Capital II. GS Advisors II, a Delaware limited liability company and the successor to GS Advisors II (Cayman), L.P., is the sole general partner of GS Offshore. GS oHG is the sole managing partner of GS Germany. 1997 Stone and 1997 Bridge, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Stone GP, a Delaware limited liability company and the successor by merger to Stone Street Asset Corp., is the sole general partner of 1997 Stone and the sole managing general partner of 1997 Bridge. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs is a wholly owned direct and indirect subsidiary of GS Group. Goldman Sachs also serves as the investment manager for GS Capital II, GS Offshore and GS Germany and is the manager of each of GS Advisors, GS Advisors II and Stone GP. GS Group is a Delaware corporation and a holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The principal business address of each Filing Person (other than GS Offshore, GS Germany and GS oHG), is 85 Broad Street, New York, NY 10004. The principal business address of GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

     The name, business address and present principal occupation or employment and citizenship of each director of GS Group are set forth in the amended
Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS Advisors and GS Advisors II are set forth in the amended
Schedule II-A-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each member of the Principal Investment Area Investment Committee of Goldman Sachs, which is responsible for making all investment and management decisions for GS Advisors and GS Advisors II on behalf of Goldman Sachs, are set forth in the amended Schedule II-A-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of Stone GP are set forth in the amended
Schedule II-B-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each member of the Stone Street Investment Committee of Goldman Sachs, which is responsible for making all investment and management decisions for Stone GP on behalf of Goldman Sachs, are set forth in Schedule II-B-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, which is the sole managing general partner of GS oHG, are set forth in the amended Schedule II-C hereto and are incorporated herein by reference.

     During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) except as set forth in Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.



                               Page 14 of 41 pages

Item 3 is hereby amended as follows:

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

     Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from February 24, 2001 through April 25, 2001. Except for the sale of Bearer Ordinary Shares by the Limited Partnerships, all of the transactions set forth on Schedules IV-A and IV-B were effected in the ordinary course of business of Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on The Nasdaq National Market, the Berlin Stock Exchange and the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from February 24, 2001 through April 25, 2001 was $53,811.72 and EUR5,381,447.58, respectively.


Item 4 is hereby amended as follows:

Item 4.  Purpose of the Transaction.
         ---------------------------

     On April 24, 2001, GS Capital II, GS Offshore, GS Germany, 1997 Stone and 1997 Bridge sold 4,705, 1,871, 174, 505 and 245 Bearer Ordinary Shares, respectively, at a net price of EUR8.91 per share. On April 25, 2001, GS Capital II, GS Offshore, GS Germany, 1997 Stone and 1997 Bridge sold 29,489, 11,723, 1,088, 3,164 and 1,536 Bearer Ordinary Shares, respectively, at a net price of EUR9.21 per share.


Item 5 is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

     (a) As of April 25, 2001, GS Capital II beneficially owned, and GS Advisors may be deemed to have beneficially owned, an aggregate of 897,515 Bearer Ordinary Shares, representing in the aggregate approximately 4.6% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.

     As of April 25, 2001, GS Offshore beneficially owned, and GS Advisors II may be deemed to have beneficially owned, an aggregate of 356,803 Bearer Ordinary Shares, representing in the aggregate approximately 1.8% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.

     As of April 25, 2001 , GS Germany beneficially owned, and GS oHG may be deemed to have beneficially owned, an aggregate of 33,106 Bearer Ordinary Shares, representing in the aggregate approximately 0.2% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.

     As of April 25, 2001, 1997 Stone beneficially owned an aggregate of 96,293 Bearer Ordinary Shares, representing in the aggregate approximately 0.5% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.

     As of April 25, 2001, 1997 Bridge beneficially owned an aggregate of 46,753 Bearer Ordinary Shares, representing in the aggregate approximately 0.2% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.



                               Page 15 of 41 pages

     As of April 25, 2001, Stone GP may be deemed to have beneficially owned an aggregate of 143,046 Bearer Ordinary Shares, which were beneficially owned by 1997 Stone and 1997 Bridge as described above, representing in the aggregate approximately 0.7% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons.

     As of April 25, 2001, each of Goldman Sachs and GS Group may be deemed to have beneficially owned an aggregate of 1,448,876 Shares, including (i) 1,430,470 Bearer Ordinary Shares beneficially owned by the Limited Partnerships as described above, (ii) 391 Bearer Ordinary Shares and 15 ADSs acquired by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities, and (iii) 18,000 ADSs held in Managed Accounts, representing in the aggregate approximately 7.4% of the Shares reported to be outstanding as of March 31, 2001, as disclosed by the Company to the Filing Persons. Goldman Sachs and GS Group each disclaims beneficial ownership of (i) the Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the ADSs held in Managed Accounts.

     None of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, beneficially owns any Shares other than as set forth herein.

     (c) Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from February 24, 2001 through April 25, 2001. Except for the sale of Bearer Ordinary Shares by the Limited Partnerships, all of the transactions set forth on Schedules IV-A and IV-B were effected in the ordinary course of business of Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on The Nasdaq National Market, the Berlin Stock Exchange and the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from February 24, 2001 through April 25, 2001 was $53,811.72 and EUR5,381,447.58, respectively.

     Except as set forth in Schedules IV-A and IV-B, no transactions in the Shares were effected by the Filing Persons, or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, during the period from February 24, 2001 through April 25, 2001.


Item 7 is hereby amended as follows:

Item 7.  Material to be Filed as Exhibits.
         ---------------------------------

Exhibit No.        Exhibit
-----------        ------

  24.1             Power of  Attorney,  dated  December  8,  2000,  relating  to
                   Goldman, Sachs & Co.

  24.2 Power of Attorney, dated December 8, 2000, relating to The Goldman Sachs Group, Inc.

  24.3 Power of Attorney, dated November 5, 2000, relating to GS Capital Partners II (Germany) Civil Law Partnership

  24.4 Power of Attorney, dated March 28, 2000, relating to Goldman, Sachs & Co. oHG



                               Page 16 of 41 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 30, 2001


GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II (GERMANY)          GOLDMAN, SACHS & CO. OHG
CIVIL LAW PARTNERSHIP
(with limitation of liability)

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1997, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



                               Page 17 of 41 pages

                                   SCHEDULE I
                                   ----------



     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each person is a citizen of the United States of America except for Sir John Browne, who is a citizen of the United Kingdom. The present principal occupation or employment of each of the listed persons is set forth below.


Name                     Present Principal Occupation
--------------------------------------------------------------------------------

Henry M. Paulson, Jr.    Chairman  and  Chief Executive Officer  of  The Goldman
                         Sachs Group, Inc.

Robert J. Hurst          Vice Chairman of The Goldman Sachs Group, Inc.


John A. Thain            President and Co-Chief Operating Officer of The Goldman
                         Sachs Group, Inc.

John L. Thornton         President and Co-Chief Operating Officer of The Goldman
                         Sachs Group, Inc.

Sir John Browne          Group Chief Executive of BP Amoco plc


James A. Johnson         Chairman and Chief Executive Officer of Johnson Capital
                         Partners

John H. Bryan            Chairman of Sara Lee Corporation


Ruth J. Simmons          President of Smith College



                               Page 18 of 41 pages

                                 SCHEDULE II-A-i
                                 ---------------

     The name, position and present principal occupation of each executive officer of GS Advisors, L.L.C., the sole general partner of GS Capital Partners II, L.P. and the name, position and present principal occupation of each executive officer of GS Advisors II, L.L.C., the sole general partner of GS Capital Partners II Offshore, L.P., are set forth below.

     The business address for all the executive officers listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes
B. Lepic, Randall A. Blumenthal, Syaru (Shirley) Lin, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel A. Plantevin, Mary Nee and Ulrika Werdelin is 85 Broad Street, New York, New York 10004. The business address of Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel A. Plantevin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Syaru (Shirley) Lin, and Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Gene T. Sykes and Randall A. Blumenthal is 2765 Sand Hill Road, Menlo Park, CA 94025.

     All executive officers listed below are United States citizens except Richard S. Sharp, Sanjeev K. Mehra, Antoine L. Schwartz, Patrick E. Mulvihill, Hughes B. Lepic, Peter Schiefer, Atul Kapur, Michel A. Plantevin, and Ulrika Werdelin. Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz, Hughes B. Lepic and Michel A. Plantevin are citizens of France. Patrick E. Mulvihill is a citizen of Ireland. Peter Schiefer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.


Name                         Position               Present Principal Occupation
--------------------------------------------------------------------------------

Richard A. Friedman          President               Managing Director of
                                                     Goldman, Sachs & Co.

Joseph H. Gleberman          Vice President          Managing Director of
                                                     Goldman, Sachs & Co

Terence M. O'Toole           Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Gene T. Sykes                Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

David A. Viniar              Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

Henry Cornell                Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Richard S. Sharp             Vice President          Managing Director of
                                                     Goldman Sachs International

Esta E. Stecher              Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Barry S. Volpert             Vice President          Managing Director of
                                                     Goldman Sachs International

Sanjeev K. Mehra             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Muneer A. Satter             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Antoine L. Schwartz          Vice President          Managing Director of
                                                     Goldman Sachs International



                               Page 19 of 41 pages

Steven M. Bunson             Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Elizabeth C. Fascitelli      Treasurer               Managing Director of
                                                     Goldman, Sachs & Co.

Patrick E. Mulvihill         Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

David J. Greenwald           Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Dan H. Jester                Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

Hughes B. Lepic              Vice President          Managing Director of
                                                     Goldman Sachs International

Russell E. Makowsky          Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Sarah G. Smith               Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

Randall A. Blumenthal        Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Syaru (Shirley) Lin          Vice President          Managing Director of
                                                     Goldman Sachs (Asia) L.L.C.

Douglas F. Londal            Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Stephen S. Trevor            Vice President          Managing Director of
                                                     Goldman Sachs International

Peter Schiefer               Vice President          Managing Director of
                                                     Goldman Sachs International

Abraham Bleiberg             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Joseph P. DiSabato           Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Robert R. Gheewalla          Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Ronald H. Jacobe             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Atul Kapur                   Vice President          Managing Director of
                                                     Goldman Sachs International

Michel A. Plantevin          Vice President          Managing Director of
                                                     Goldman Sachs International

John E. Bowman               Vice President          Vice President of
                                                     Goldman, Sachs & Co.

Katherine B. Enquist         Vice President/         Vice President of
                             Secretary               Goldman, Sachs & Co.

James B. McHugh              Assistant Secretary     Vice President of
                                                     Goldman, Sachs & Co.

Mary Nee                     Vice President          Executive Director of
                                                     Goldman Sachs (Asia) L.L.C.

Katherine L. Nissenbaum      Vice President/         Vice President of
                             Assistant Secretary     Goldman, Sachs & Co.

Ulrika Werdelin              Vice President          Executive Director of
                                                     Goldman Sachs International



                               Page 20 of 41 pages

                                SCHEDULE II-A-ii
                                ----------------


     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors, L.L.C. and GS Advisors II, L.L.C., are set forth below.

     The business address for each member listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Scott B. Kapnick and Antoine L. Schwartz is 85 Broad Street, New York, New York 10004. The business address of Gene T. Sykes is 2765 Sand Hill Road, Menlo Park, CA 94025. The business address of Richard S. Sharp, Barry S. Volpert, Scott B. Kapnick and Antoine L. Schwartz is 133 Fleet Street, London EC4A 2BB, England.

     All members listed below except Richard S. Sharp, Sanjeev K. Mehra and Antoine L. Schwartz are United States citizens. Richard S. Sharp is a citizen of the United Kingdom, Sanjeev K. Mehra is a citizen of India and Antoine L. Schwartz is a citizen of France.


Name                            Present Principal Occupation
--------------------------------------------------------------------------------

Peter M. Sacerdote              Advisory Director of Goldman, Sachs & Co.

Richard A. Friedman             Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman             Managing Director of Goldman, Sachs & Co.

Robin Neustein                  Managing Director of Goldman, Sachs & Co.

Terence M. O'Toole              Managing Director of Goldman, Sachs & Co.

Gene T. Sykes                   Managing Director of Goldman, Sachs & Co.

Henry Cornell                   Managing Director of Goldman, Sachs & Co.

Robert V. Delaney               Managing Director of Goldman, Sachs & Co.

Richard S. Sharp                Managing Director of Goldman Sachs International

Barry S. Volpert                Managing Director of Goldman Sachs International

Sanjeev K. Mehra                Managing Director of Goldman, Sachs & Co.

Muneer A. Satter                Managing Director of Goldman, Sachs & Co.

Scott B. Kapnick                Managing Director of Goldman Sachs International

Peter G. Sachs                  Senior Director of The Goldman Sachs Group, Inc.

Antoine L. Schwartz             Managing Director of Goldman Sachs International



                               Page 21 of 41 pages

                                 SCHEDULE II-B-i
                                 ---------------

     The name, position and present principal occupation of each executive officer of Stone Street 1997, L.L.C., the sole general partner of Stone Street Fund 1997, L.P. and the managing general partner of Bridge Street Fund 1997, L.P., are set forth below.

     The business address for all the executive officers listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes
B. Lepic, Randall A. Blumenthal, Syaru (Shirley) Lin, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel A. Plantevin, Mary Nee and Ulrika Werdelin is 85 Broad Street, New York, New York 10004. The business address of Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel A. Plantevin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Syaru (Shirley) Lin and Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Gene T. Sykes and Randall A. Blumenthal is 2765 Sand Hill Road, Menlo Park, CA 94025.

     All executive officers listed below are United States citizens except Richard S. Sharp, Sanjeev K. Mehra, Antoine L. Schwartz, Patrick E. Mulvihill, Hughes B. Lepic, Peter Schiefer, Atul Kapur, Michel A. Plantevin, and Ulrika Werdelin. Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz, Hughes B. Lepic and Michel A. Plantevin are citizens of France. Patrick E. Mulvihill is a citizen of Ireland. Peter Schiefer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.


Name                       Position                Present Principal Occupation
--------------------------------------------------------------------------------

Peter M. Sacerdote         Chairman/               Advisory Director of
                           President               Goldman, Sachs & Co.

Peter G. Sachs             Vice President          Senior Director of
                                                   The Goldman Sachs Group, Inc.

Richard A. Friedman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph H. Gleberman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co

Terence M. O'Toole         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Gene T. Sykes              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

David A. Viniar            Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

Henry Cornell              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Richard S. Sharp           Vice President          Managing Director of
                                                   Goldman Sachs International

Esta E. Stecher            Vice President/         Managing Director of
                           Assistant Secretary     Goldman, Sachs & Co.

Barry S. Volpert           Vice President          Managing Director of
                                                   Goldman Sachs International

Sanjeev K. Mehra           Vice President/         Managing Director of
                           Treasurer               Goldman, Sachs & Co.

Muneer A. Satter           Vice President          Managing Director of
                                                    Goldman, Sachs & Co.

Antoine L. Schwartz        Vice President          Managing Director of
                                                   Goldman Sachs International

                              Page 22 of 41 pages

Steven M. Bunson           Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.

Elizabeth C. Fascitelli    Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Patrick E. Mulvihill       Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

David J. Greenwald         Vice President/         Managing Director of
                           Assistant Secretary     Goldman, Sachs & Co.

Hughes B. Lepic            Vice President          Managing Director of
                                                   Goldman Sachs International

Russell E. Makowsky        Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.

Sarah G. Smith             Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

Randall A. Blumenthal      Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Syaru (Shirley) Lin        Vice President          Managing Director of
                                                   Goldman Sachs (Asia) L.L.C.

Douglas F. Londal          Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Stephen S. Trevor          Vice President          Managing Director of
                                                   Goldman Sachs International

Peter Schiefer             Vice President          Managing Director of
                                                   Goldman Sachs International

Abraham Bleiberg           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph P. DiSabato         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Robert R. Gheewalla        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Ronald H. Jacobe           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Atul Kapur                 Vice President          Managing Director of
                                                   Goldman Sachs International

Michel A. Plantevin        Vice President          Managing Director of
                                                   Goldman Sachs International

John E. Bowman             Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Katherine B. Enquist       Vice President/         Vice President of
                           Secretary               Goldman, Sachs & Co.

James B. McHugh            Assistant Secretary     Vice President of
                                                   Goldman, Sachs & Co.

Mary Nee                   Vice President          Executive Director of
                                                   Goldman Sachs (Asia) L.L.C.

Katherine L. Nissenbaum    Vice President/         Vice President of
                           Assistant Secretary     Goldman, Sachs & Co.

Richard J. Stingi          Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Ulrika Werdelin            Vice President          Executive Director of
                                                   Goldman Sachs International


                               Page 23 of 41 pages

                                SCHEDULE II-B-ii
                                ----------------


     The name and principal occupation of each member of the Stone Street Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing Stone Street 1997, L.L.C., are set forth below.

     The business address for each member listed below is 85 Broad Street, New York, New York 10004.

     All members listed below except Sanjeev K. Mehra are United States citizens. Sanjeev K. Mehra is a citizen of India.


Name                            Present Principal Occupation
--------------------------------------------------------------------------------

Peter M. Sacerdote              Advisory Director of Goldman, Sachs & Co.

Peter G. Sachs                  Senior Director of The Goldman Sachs Group, Inc.

Richard A. Friedman             Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman             Managing Director of Goldman, Sachs & Co.

Terence M. O'Toole              Managing Director of Goldman, Sachs & Co.

Sanjeev K. Mehra                Managing Director of Goldman, Sachs & Co.



                               Page 24 of 41 pages

                                  SCHEDULE II-C
                                  -------------


     The name, position and present principal occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     Of the directors and executive officers listed below, Stefan J. Jentzsch, Timothy C. Plaut and Alexander C. Dibelius are citizens of Germany, Daniel W. Stanton is a citizen of the United States and Jonathan S. King is a citizen of the United Kingdom.


Name                       Position                 Present Principal Occupation
--------------------------------------------------------------------------------

Stefan J. Jentzsch         Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG

Jonathan S. King           Managing Director        Executive Director of
                                                    Goldman, Sachs & Co. oHG

Timothy C. Plaut           Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG

Daniel W. Stanton          Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG

Alexander C. Dibelius      Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG



                               Page 25 of 41 pages

                                  SCHEDULE III
                                  ------------



     On April 6, 2000, in connection with an industry-wide investigation by the Securities and Exchange Commission (the "SEC") relating to the pricing of government securities in advance refunding transactions, Goldman, Sachs & Co. (the "Firm") joined in a global settlement resolving the SEC investigation as well as a related qui tam lawsuit purportedly brought on behalf of the United States entitled United States ex rel. Lissack v. Goldman, Sachs & Co., et al., 95 Civ. 1363 (S.D.N.Y.)(BSJ). Pursuant to the settlement, without admitting or denying the findings, the Firm consented to the issuance of an SEC administrative order (SEA Rel. No. 42640) which, among other things, found that the Firm had violated Sections 17(a)(2) and (3) of the Securities Act of 1933 in connection with such pricing of government securities, required the Firm to cease and desist from violating such provisions, and ordered the Firm to make payments totaling approximately $5.1 Million to the U.S. Treasury and $104,000 to two municipalities. Under the global settlement, the qui tam lawsuit was dismissed with prejudice, and the Internal Revenue Service agreed not to challenge the tax-free nature of the refundings by virtue of the pricing of such securities.



                               Page 26 of 41 pages

                                  SCHEDULE IV-A
                                  -------------
                                iXOS Software AG
                           American Depositary Shares
                               Cusip No. 46600V108



      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      100           9.2500    27-Feb-01    2-Mar-01
          100                      10.5625     6-Mar-01    9-Mar-01
          115                      10.7500     6-Mar-01    9-Mar-01
                      200          10.7500     6-Mar-01    9-Mar-01
                      100          11.3750     6-Mar-01    9-Mar-01
           86                      10.5000     7-Mar-01   12-Mar-01
          200                      11.2500     7-Mar-01   12-Mar-01
          500                      11.0000     7-Mar-01   12-Mar-01
                      300          11.3750     7-Mar-01   12-Mar-01
                      500          11.0000     7-Mar-01   12-Mar-01
          100                       9.7500     9-Mar-01   14-Mar-01
          200                       9.7500     9-Mar-01   14-Mar-01
                      200           9.7500     9-Mar-01   14-Mar-01
          100                       7.1250    16-Mar-01   21-Mar-01
          100                       7.7500    16-Mar-01   21-Mar-01
          400                       7.5000    16-Mar-01   21-Mar-01
                      272           7.0000    16-Mar-01   21-Mar-01
                      400           7.5000    16-Mar-01   21-Mar-01
          335                       7.2813    19-Mar-01   22-Mar-01
          635                       7.2500    19-Mar-01   22-Mar-01
                      680           7.2500    19-Mar-01   22-Mar-01
                      200           7.2500    19-Mar-01   22-Mar-01
                      100           7.2813    19-Mar-01   22-Mar-01
          100                       8.3750    20-Mar-01   23-Mar-01
                      600           8.3750    20-Mar-01   23-Mar-01
                      590           8.7500    20-Mar-01   23-Mar-01
         1100                       7.9100    21-Mar-01   26-Mar-01
          100                       6.5625    22-Mar-01   27-Mar-01
          100                       6.6875    22-Mar-01   27-Mar-01
          400                       6.5000    22-Mar-01   27-Mar-01
                      600           6.8900    22-Mar-01   27-Mar-01
                      100           8.6250    27-Mar-01   30-Mar-01
          100                       7.7500    28-Mar-01    2-Apr-01
          100                       7.1875    30-Mar-01    4-Apr-01
                      120           7.1875    30-Mar-01    4-Apr-01
          100                       5.8750     2-Apr-01    5-Apr-01
        1,000                       5.8750     2-Apr-01    5-Apr-01
          100                       6.8750     6-Apr-01   11-Apr-01
                      200           6.8750     6-Apr-01   11-Apr-01
           20                       6.4000     9-Apr-01   12-Apr-01
                      100           6.5000    17-Apr-01   20-Apr-01
          100                       8.0000    18-Apr-01   23-Apr-01
          200                       7.1500    19-Apr-01   24-Apr-01
                      200           8.2500    20-Apr-01   25-Apr-01
           15                       7.7000    24-Apr-01   27-Apr-01
          400                       7.5000    25-Apr-01   30-Apr-01
          100                       8.3000    25-Apr-01   30-Apr-01
                      200           8.0000    25-Apr-01   30-Apr-01
                      200           8.3000    25-Apr-01   30-Apr-01
                      100           8.3000    25-Apr-01   30-Apr-01



                               Page 27 of 41 pages

                                  SCHEDULE IV-B
                                  -------------
                                iXOS Software AG
                             Bearer Ordinary Shares



      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      260           8.8300    12-Mar-01   14-Mar-01
          260                       8.8150    12-Mar-01   19-Mar-01
                    1,000           6.7066     2-Apr-01    9-Apr-01
                       51           7.6500    11-Apr-01   17-Apr-01
           51                       7.6370    11-Apr-01   18-Apr-01
                      200          10.1800    26-Feb-01   28-Feb-01
                      320          10.1800    26-Feb-01   28-Feb-01
                       90          10.1800    26-Feb-01   28-Feb-01
                       15          10.1800    26-Feb-01   28-Feb-01
                    1,000          10.1800    26-Feb-01   28-Feb-01
                      700          10.1800    26-Feb-01   28-Feb-01
                      300          10.1800    26-Feb-01   28-Feb-01
                      150          10.1800    26-Feb-01   28-Feb-01
                       50          10.1800    26-Feb-01   28-Feb-01
                      200          10.1800    26-Feb-01   28-Feb-01
                      475          10.1800    26-Feb-01   28-Feb-01
                       49          10.2000    26-Feb-01   28-Feb-01
                    2,951          10.2000    26-Feb-01   28-Feb-01
                      200          10.4000    26-Feb-01   28-Feb-01
                       91          10.4000    26-Feb-01   28-Feb-01
                    2,709          10.4000    26-Feb-01   28-Feb-01
                    2,000          10.3500    26-Feb-01   28-Feb-01
                    1,500          10.3300    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                      791          10.4500    26-Feb-01   28-Feb-01
                      226          10.4700    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                    1,000          10.4000    26-Feb-01   28-Feb-01
                      226          10.4500    26-Feb-01   28-Feb-01
                       97          10.4500    26-Feb-01   28-Feb-01
                      300          10.4500    26-Feb-01   28-Feb-01
                      100          10.4500    26-Feb-01   28-Feb-01
                      226          10.3900    26-Feb-01   28-Feb-01
                    4,000          10.3500    26-Feb-01   28-Feb-01
                    1,500          10.3600    26-Feb-01   28-Feb-01
                      200          10.4500    26-Feb-01   28-Feb-01
                      200          10.4500    26-Feb-01   28-Feb-01
                      194          10.4500    26-Feb-01   28-Feb-01
                       77          10.4500    26-Feb-01   28-Feb-01
                      230          10.4500    26-Feb-01   28-Feb-01
                      126          10.4500    26-Feb-01   28-Feb-01
                      300          10.4500    26-Feb-01   28-Feb-01
                      271          10.4500    26-Feb-01   28-Feb-01
                      200          10.4500    26-Feb-01   28-Feb-01
                       90          10.4500    26-Feb-01   28-Feb-01
                      400          10.4500    26-Feb-01   28-Feb-01
                       50          10.4300    26-Feb-01   28-Feb-01
                       76          10.4400    26-Feb-01   28-Feb-01
                       69          10.4400    26-Feb-01   28-Feb-01
                       11          10.4500    26-Feb-01   28-Feb-01
                      189          10.4500    26-Feb-01   28-Feb-01
                      226          10.4500    26-Feb-01   28-Feb-01
                    1,763          10.4500    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                      100          10.4500    26-Feb-01   28-Feb-01
                      125          10.5000    26-Feb-01   28-Feb-01
                    1,500          10.4000    26-Feb-01   28-Feb-01
                    2,000          10.4500    26-Feb-01   28-Feb-01
                    2,000          10.4500    26-Feb-01   28-Feb-01



                               Page 28 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                    2,000          10.4500    26-Feb-01   28-Feb-01
                    2,000          10.5000    26-Feb-01   28-Feb-01
                       27          10.4600    26-Feb-01   28-Feb-01
                       45          10.4700    26-Feb-01   28-Feb-01
      107,000                      10.3500    26-Feb-01    1-Mar-01
                      100          10.3100    28-Feb-01    2-Mar-01
                      150          10.3100    28-Feb-01    2-Mar-01
                       45          10.3600    28-Feb-01    2-Mar-01
                    1,500          10.2700    28-Feb-01    2-Mar-01
                    1,500          10.6700    28-Feb-01    2-Mar-01
        4,000                      10.4000    28-Feb-01    5-Mar-01
                    1,500          10.6700    28-Feb-01    2-Mar-01
        1,500                      10.5000    28-Feb-01    2-Mar-01
                    1,500          10.4000    28-Feb-01    2-Mar-01
                    1,500          10.4500     1-Mar-01    5-Mar-01
          100                      10.2000     5-Mar-01    7-Mar-01
           52                      10.2000     5-Mar-01    7-Mar-01
                      400          10.3500     5-Mar-01    7-Mar-01
                    2,000          10.3800     5-Mar-01    7-Mar-01
           50                      10.7400     5-Mar-01    7-Mar-01
                      750          11.1200     6-Mar-01    8-Mar-01
                      200          11.8400     6-Mar-01    8-Mar-01
                    1,300          12.0000     6-Mar-01    8-Mar-01
                    1,000          12.3300     6-Mar-01    8-Mar-01
          100                      12.2000     6-Mar-01    8-Mar-01
           15                      12.2000     6-Mar-01    8-Mar-01
                      400          12.3800     6-Mar-01    8-Mar-01
           98                      12.2000     6-Mar-01    8-Mar-01
          500                      12.2200     6-Mar-01    8-Mar-01
          846                      11.8000     6-Mar-01    8-Mar-01
          800                      11.8000     6-Mar-01    8-Mar-01
          146                      11.8000     6-Mar-01    8-Mar-01
        1,000                      11.8000     6-Mar-01    8-Mar-01
          154                      11.8000     6-Mar-01    8-Mar-01
        2,000                      11.9700     6-Mar-01    8-Mar-01
        2,000                      11.6300     7-Mar-01    9-Mar-01
          200                      11.3300     7-Mar-01    9-Mar-01
                    2,000          11.4700     7-Mar-01    9-Mar-01
                      360          11.4700     7-Mar-01    9-Mar-01
                       69          11.6400     7-Mar-01    9-Mar-01
                       45          11.6400     7-Mar-01    9-Mar-01
                      300          12.0000     7-Mar-01    9-Mar-01
          250                      11.8200     7-Mar-01    9-Mar-01
                       65          11.8200     7-Mar-01    9-Mar-01
                       45          11.8200     7-Mar-01    9-Mar-01
                       45          11.8200     7-Mar-01    9-Mar-01
                       45          11.8200     7-Mar-01    9-Mar-01
        2,000                      11.7600     7-Mar-01    9-Mar-01
                       59          12.0000     7-Mar-01    9-Mar-01
                       90          12.0000     7-Mar-01    9-Mar-01
                       90          12.0000     7-Mar-01    9-Mar-01
                       90          12.0000     7-Mar-01    9-Mar-01
                       69          12.0000     7-Mar-01    9-Mar-01
                       90          12.0000     7-Mar-01    9-Mar-01
                      100          12.0000     7-Mar-01    9-Mar-01
                       90          12.0000     7-Mar-01    9-Mar-01
        1,000                      11.8200     7-Mar-01    9-Mar-01
                       22          12.0000     7-Mar-01    9-Mar-01
                      130          12.0000     7-Mar-01    9-Mar-01
          100                      11.8200     7-Mar-01    9-Mar-01
          200                      11.4200     8-Mar-01   12-Mar-01



                               Page 29 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      375          11.4200     8-Mar-01   12-Mar-01
           26                      11.2500     8-Mar-01   12-Mar-01
          331                      11.2500     8-Mar-01   12-Mar-01
           50                      11.5100     8-Mar-01   12-Mar-01
        1,200                      11.5100     8-Mar-01   12-Mar-01
           69                      11.2800     9-Mar-01   13-Mar-01
          700                      11.2800     9-Mar-01   13-Mar-01
                       45          11.5700     9-Mar-01   13-Mar-01
           25                      10.8500     9-Mar-01   13-Mar-01
          180                      10.3400     9-Mar-01   13-Mar-01
                       60          10.5000     9-Mar-01   13-Mar-01
          200                      10.4000    12-Mar-01   14-Mar-01
        1,900                      10.1500    12-Mar-01   14-Mar-01
        2,000                      10.0000    12-Mar-01   14-Mar-01
          200                       9.8600    12-Mar-01   14-Mar-01
          200                       9.8600    12-Mar-01   14-Mar-01
        1,950                       9.3200    12-Mar-01   14-Mar-01
           50                       9.3200    12-Mar-01   14-Mar-01
           69                       9.1900    12-Mar-01   14-Mar-01
          120                       9.1900    12-Mar-01   14-Mar-01
          320                       8.8100    12-Mar-01   14-Mar-01
                    1,000           8.9400    12-Mar-01   14-Mar-01
        2,000                       8.7200    12-Mar-01   14-Mar-01
        1,000                       8.7000    12-Mar-01   14-Mar-01
        1,100                       8.8700    12-Mar-01   14-Mar-01
          430                       8.8700    12-Mar-01   14-Mar-01
           71                       8.8200    12-Mar-01   14-Mar-01
                      200           9.3200    12-Mar-01   14-Mar-01
                      260           8.8150    12-Mar-01   19-Mar-01
           80                       9.3200    12-Mar-01   14-Mar-01
          910                       9.3100    12-Mar-01   14-Mar-01
                      100           9.4500    12-Mar-01   14-Mar-01
                       15           9.4500    12-Mar-01   14-Mar-01
          178                       8.7600    13-Mar-01   15-Mar-01
           40                       8.7600    13-Mar-01   15-Mar-01
          100                       8.7600    13-Mar-01   15-Mar-01
        2,000                       9.0200    13-Mar-01   15-Mar-01
          200                       8.8900    13-Mar-01   15-Mar-01
                      100           8.9800    13-Mar-01   15-Mar-01
          250                       8.8500    13-Mar-01   15-Mar-01
                       90           8.8800    13-Mar-01   15-Mar-01
                    1,910           8.8800    13-Mar-01   15-Mar-01
                    1,000           8.9300    13-Mar-01   15-Mar-01
        1,255                       8.6700    13-Mar-01   15-Mar-01
                    1,000           8.9300    13-Mar-01   15-Mar-01
          450                       8.8000    13-Mar-01   15-Mar-01
                      600           8.8300    13-Mar-01   15-Mar-01
           65                       8.7000    13-Mar-01   15-Mar-01
                       69           9.2600    13-Mar-01   15-Mar-01
                       90           9.2600    13-Mar-01   15-Mar-01
                       69           9.2600    13-Mar-01   15-Mar-01
          200                       9.1600    13-Mar-01   15-Mar-01
                       90           9.3000    13-Mar-01   15-Mar-01
                       90           9.3000    13-Mar-01   15-Mar-01
          731                       9.1800    13-Mar-01   15-Mar-01
                      215           9.4500    14-Mar-01   16-Mar-01
           27                       9.3100    14-Mar-01   16-Mar-01
            1                       9.3100    14-Mar-01   16-Mar-01
           60                       9.3100    14-Mar-01   16-Mar-01
        1,500                       9.5100    14-Mar-01   16-Mar-01
          500                       9.5000    14-Mar-01   16-Mar-01



                               Page 30 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      100           9.5400    14-Mar-01   16-Mar-01
          565                       9.0600    14-Mar-01   16-Mar-01
          230                       9.0600    14-Mar-01   16-Mar-01
          100                       8.8200    14-Mar-01   16-Mar-01
        1,900                       8.8200    14-Mar-01   16-Mar-01
           40                       8.5700    14-Mar-01   16-Mar-01
          300                       8.5700    14-Mar-01   16-Mar-01
                      107           8.5300    14-Mar-01   16-Mar-01
          300                       8.4000    14-Mar-01   16-Mar-01
                       69           8.5300    14-Mar-01   16-Mar-01
                      300           8.5300    14-Mar-01   16-Mar-01
          483                       8.4200    14-Mar-01   16-Mar-01
                    1,302           8.6800    14-Mar-01   16-Mar-01
           45                       8.6200    14-Mar-01   16-Mar-01
          200                       8.6200    14-Mar-01   16-Mar-01
                      435           8.7500    15-Mar-01   19-Mar-01
                      180           8.7500    15-Mar-01   19-Mar-01
                       50           8.7500    15-Mar-01   19-Mar-01
                      500           8.8400    15-Mar-01   19-Mar-01
          500                       8.7700    15-Mar-01   19-Mar-01
                       27           8.9800    15-Mar-01   19-Mar-01
          235                       8.7200    15-Mar-01   19-Mar-01
           69                       8.7200    16-Mar-01   20-Mar-01
          115                       8.7200    16-Mar-01   20-Mar-01
          130                       8.7500    16-Mar-01   20-Mar-01
                      100           8.8800    16-Mar-01   20-Mar-01
                      100           8.8300    16-Mar-01   20-Mar-01
                      100           8.8200    16-Mar-01   20-Mar-01
                    2,000           9.0200    16-Mar-01   20-Mar-01
           90                       8.8900    16-Mar-01   20-Mar-01
           90                       8.8900    16-Mar-01   20-Mar-01
        1,445                       8.4000    16-Mar-01   20-Mar-01
          555                       8.4000    16-Mar-01   20-Mar-01
                      180           8.8500    16-Mar-01   20-Mar-01
                      180           8.8500    16-Mar-01   20-Mar-01
           69                       8.8700    16-Mar-01   20-Mar-01
        2,000                       8.8700    16-Mar-01   20-Mar-01
        2,000                       8.7400    16-Mar-01   20-Mar-01
                    2,000           8.5400    16-Mar-01   20-Mar-01
        2,000                       8.4100    16-Mar-01   20-Mar-01
          100                       8.2300    16-Mar-01   20-Mar-01
        2,000                       8.2300    16-Mar-01   20-Mar-01
        2,000                       8.1100    16-Mar-01   20-Mar-01
           35                       7.7800    16-Mar-01   20-Mar-01
        1,965                       7.7800    16-Mar-01   20-Mar-01
        1,000                       7.6700    16-Mar-01   20-Mar-01
          500                       7.6700    16-Mar-01   20-Mar-01
                    2,000           7.5600    16-Mar-01   20-Mar-01
          200                       7.4500    16-Mar-01   20-Mar-01
                      954           7.5600    16-Mar-01   20-Mar-01
                       50           7.6700    16-Mar-01   20-Mar-01
                    1,950           7.6700    16-Mar-01   20-Mar-01
        2,000                       7.5600    16-Mar-01   20-Mar-01
                    2,000           7.6700    16-Mar-01   20-Mar-01
                    2,000           7.6700    16-Mar-01   20-Mar-01
        1,412                       7.5500    16-Mar-01   20-Mar-01
          588                       7.5500    16-Mar-01   20-Mar-01
                      914           7.6600    19-Mar-01   21-Mar-01
                      200           7.6700    19-Mar-01   21-Mar-01
        2,000                       7.8900    19-Mar-01   21-Mar-01
          185                       7.6400    19-Mar-01   21-Mar-01



                               Page 31 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                    1,300           8.0200    19-Mar-01   21-Mar-01
                      500           8.1700    19-Mar-01   21-Mar-01
        2,000                       8.4200    20-Mar-01   22-Mar-01
          400                       8.7200    20-Mar-01   22-Mar-01
                      377           8.8500    20-Mar-01   22-Mar-01
                       43           8.8800    20-Mar-01   22-Mar-01
          190                       8.8200    20-Mar-01   22-Mar-01
                        1           8.9500    20-Mar-01   22-Mar-01
                       43           8.9500    20-Mar-01   22-Mar-01
                    1,000           8.9500    20-Mar-01   22-Mar-01
          498                       8.8200    20-Mar-01   22-Mar-01
                       43           8.9500    20-Mar-01   22-Mar-01
                       35           8.9500    20-Mar-01   22-Mar-01
                      700           8.9500    20-Mar-01   22-Mar-01
        1,800                       8.7000    21-Mar-01   23-Mar-01
          200                       8.7000    21-Mar-01   23-Mar-01
                    1,500           8.4900    21-Mar-01   23-Mar-01
        1,231                       8.7000    21-Mar-01   23-Mar-01
          769                       8.7000    21-Mar-01   23-Mar-01
                       67           8.6400    21-Mar-01   23-Mar-01
                       43           8.6400    21-Mar-01   23-Mar-01
        2,000                       8.3600    21-Mar-01   23-Mar-01
          100                       8.0600    21-Mar-01   23-Mar-01
                       43           8.3500    21-Mar-01   23-Mar-01
                       43           8.3500    21-Mar-01   23-Mar-01
                      100           8.3400    21-Mar-01   23-Mar-01
        1,000                       8.2000    21-Mar-01   23-Mar-01
          173                       8.1600    22-Mar-01   26-Mar-01
          100                       8.1600    22-Mar-01   26-Mar-01
           70                       7.8700    22-Mar-01   26-Mar-01
           85                       7.8700    22-Mar-01   26-Mar-01
           86                       7.8700    22-Mar-01   26-Mar-01
                      500           7.9700    22-Mar-01   26-Mar-01
                    2,000           8.0300    22-Mar-01   26-Mar-01
                      100           8.0300    22-Mar-01   26-Mar-01
        1,000                       7.7200    22-Mar-01   26-Mar-01
            7                       7.6000    22-Mar-01   26-Mar-01
        2,000                       7.8000    22-Mar-01   26-Mar-01
                      230           8.0300    22-Mar-01   26-Mar-01
        1,477                       7.9000    22-Mar-01   26-Mar-01
                    1,000           8.3500    23-Mar-01   27-Mar-01
                      840           8.3500    23-Mar-01   27-Mar-01
                      160           8.3500    23-Mar-01   27-Mar-01
                       50           8.4400    23-Mar-01   27-Mar-01
          257                       8.2600    23-Mar-01   27-Mar-01
                       43           8.5400    23-Mar-01   27-Mar-01
                       43           8.5400    23-Mar-01   27-Mar-01
                      100           8.5400    23-Mar-01   27-Mar-01
          298                       8.4000    23-Mar-01   27-Mar-01
          380                       8.4600    23-Mar-01   27-Mar-01
          115                       8.3200    23-Mar-01   27-Mar-01
          150                       8.3200    23-Mar-01   27-Mar-01
          250                       8.0600    23-Mar-01   27-Mar-01
                    1,000           8.2000    23-Mar-01   27-Mar-01
                       87           8.2400    26-Mar-01   28-Mar-01
                       87           8.2400    26-Mar-01   28-Mar-01
        2,000                       9.0600    26-Mar-01   28-Mar-01
        1,583                       9.1700    26-Mar-01   28-Mar-01
          417                       9.1700    26-Mar-01   28-Mar-01
           52                       9.0100    26-Mar-01   28-Mar-01
          500                       9.1200    26-Mar-01   28-Mar-01



                               Page 32 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                    2,000           9.2700    26-Mar-01   28-Mar-01
          250                       9.2100    26-Mar-01   28-Mar-01
                      250           9.3700    26-Mar-01   28-Mar-01
                      205           9.4500    27-Mar-01   29-Mar-01
            1                       9.2400    27-Mar-01   29-Mar-01
          275                       9.2400    27-Mar-01   29-Mar-01
          100                       8.9000    27-Mar-01   29-Mar-01
          263                       8.9900    27-Mar-01   29-Mar-01
                       43           9.2400    27-Mar-01   29-Mar-01
        2,000                       9.1900    27-Mar-01   29-Mar-01
                       85           9.2100    28-Mar-01   30-Mar-01
                      100           9.2100    28-Mar-01   30-Mar-01
        2,000                       8.6000    28-Mar-01   30-Mar-01
          229                       8.4600    28-Mar-01   30-Mar-01
                        1           8.6000    28-Mar-01   30-Mar-01
                    2,000           8.6000    28-Mar-01   30-Mar-01
        2,000                       8.5500    28-Mar-01   30-Mar-01
           33                       8.3600    28-Mar-01   30-Mar-01
           37                       8.3100    28-Mar-01   30-Mar-01
          350                       8.4100    28-Mar-01   30-Mar-01
           13                       8.1600    29-Mar-01    2-Apr-01
           73                       8.1600    29-Mar-01    2-Apr-01
           50                       8.1600    29-Mar-01    2-Apr-01
        2,000                       8.1600    29-Mar-01    2-Apr-01
        2,000                       8.0100    29-Mar-01    2-Apr-01
           20                       7.8700    29-Mar-01    2-Apr-01
        2,000                       7.8700    29-Mar-01    2-Apr-01
        2,000                       7.7400    29-Mar-01    2-Apr-01
                    1,500           7.7100    29-Mar-01    2-Apr-01
        2,000                       7.7400    29-Mar-01    2-Apr-01
                      100           7.7800    29-Mar-01    2-Apr-01
                       86           7.9600    29-Mar-01    2-Apr-01
          130                       7.8600    29-Mar-01    2-Apr-01
                       85           8.3700    29-Mar-01    2-Apr-01
           29                       7.9800    30-Mar-01    3-Apr-01
          560                       7.9800    30-Mar-01    3-Apr-01
        2,000                       7.8700    30-Mar-01    3-Apr-01
                      500           7.9200    30-Mar-01    3-Apr-01
            6                       7.8100    30-Mar-01    3-Apr-01
          375                       7.8900    30-Mar-01    3-Apr-01
           25                       7.8600    30-Mar-01    3-Apr-01
           40                       7.8600    30-Mar-01    3-Apr-01
                      113           7.8600    30-Mar-01    3-Apr-01
                       35           7.7200    30-Mar-01    3-Apr-01
           85                       7.6100    30-Mar-01    3-Apr-01
                       33           7.7100    30-Mar-01    3-Apr-01
                       86           7.7100    30-Mar-01    3-Apr-01
                    2,000           7.7100    30-Mar-01    3-Apr-01
                       50           7.8800     2-Apr-01    4-Apr-01
           43                       7.9400     2-Apr-01    4-Apr-01
           43                       7.9400     2-Apr-01    4-Apr-01
           73                       7.9400     2-Apr-01    4-Apr-01
           73                       7.9400     2-Apr-01    4-Apr-01
           43                       7.8100     2-Apr-01    4-Apr-01
          180                       7.6900     2-Apr-01    4-Apr-01
        2,000                       7.5200     2-Apr-01    4-Apr-01
        2,000                       7.2800     2-Apr-01    4-Apr-01
        1,000                       7.0800     2-Apr-01    4-Apr-01
        1,720                       6.6400     2-Apr-01    4-Apr-01
          280                       6.6400     2-Apr-01    4-Apr-01
        2,000                       6.5900     2-Apr-01    4-Apr-01



                               Page 33 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
          950                       6.4400     2-Apr-01    4-Apr-01
           10                       6.2400     2-Apr-01    4-Apr-01
           43                       6.5400     2-Apr-01    4-Apr-01
           38                       6.5400     2-Apr-01    4-Apr-01
          286                       6.5400     2-Apr-01    4-Apr-01
                      100           6.5800     2-Apr-01    4-Apr-01
           72                       6.4700     2-Apr-01    4-Apr-01
                       56           6.5800     2-Apr-01    4-Apr-01
                      100           6.5800     2-Apr-01    4-Apr-01
           21                       6.4700     2-Apr-01    4-Apr-01
        1,000                       6.7066     2-Apr-01    9-Apr-01
                      120           6.6100     2-Apr-01    4-Apr-01
          150                       6.0900     4-Apr-01    6-Apr-01
                       43           6.1900     4-Apr-01    6-Apr-01
                       43           6.1900     4-Apr-01    6-Apr-01
                       25           6.1900     4-Apr-01    6-Apr-01
                       25           6.1900     4-Apr-01    6-Apr-01
                       43           6.2800     4-Apr-01    6-Apr-01
                       43           6.2800     4-Apr-01    6-Apr-01
          331                       6.1900     4-Apr-01    6-Apr-01
        1,100                       6.2600     4-Apr-01    6-Apr-01
                    1,000           6.2900     4-Apr-01    6-Apr-01
                       60           6.3800     4-Apr-01    6-Apr-01
        1,393                       6.5000     4-Apr-01    6-Apr-01
                    2,000           6.6000     5-Apr-01    9-Apr-01
                      200           6.6000     5-Apr-01    9-Apr-01
                      100           6.6000     5-Apr-01    9-Apr-01
                       33           6.6000     5-Apr-01    9-Apr-01
           11                       6.6000     5-Apr-01    9-Apr-01
          720                       6.6000     5-Apr-01    9-Apr-01
                      500           6.7700     5-Apr-01    9-Apr-01
                      300           6.9700     5-Apr-01    9-Apr-01
                       43           7.1000     5-Apr-01    9-Apr-01
           50                       6.9000     5-Apr-01    9-Apr-01
                      100           7.0000     5-Apr-01    9-Apr-01
                       86           7.1000     5-Apr-01    9-Apr-01
          900                       7.1000     5-Apr-01    9-Apr-01
        1,001                       7.1100     5-Apr-01    9-Apr-01
        1,400                       7.3900     5-Apr-01    9-Apr-01
                       86           7.6600     5-Apr-01    9-Apr-01
          500                       7.5300     5-Apr-01    9-Apr-01
                       50           7.8600     5-Apr-01    9-Apr-01
        1,000                       7.7500     5-Apr-01    9-Apr-01
                      400           8.0200     6-Apr-01   10-Apr-01
                      350           8.0200     6-Apr-01   10-Apr-01
                      100           8.0200     6-Apr-01   10-Apr-01
                       18           8.0200     6-Apr-01   10-Apr-01
                    1,000           8.1200     6-Apr-01   10-Apr-01
          140                       7.7900     6-Apr-01   10-Apr-01
          200                       7.6800     6-Apr-01   10-Apr-01
          100                       7.6800     6-Apr-01   10-Apr-01
          100                       7.3800     6-Apr-01   10-Apr-01
          800                       7.2400     6-Apr-01   10-Apr-01
          200                       7.2400     6-Apr-01   10-Apr-01
          500                       7.0500     6-Apr-01   10-Apr-01
                    2,600           7.1500     6-Apr-01   10-Apr-01
        2,600                       6.7000     6-Apr-01   10-Apr-01
                    2,600           6.8000     6-Apr-01   10-Apr-01
                      870           6.9000     6-Apr-01   10-Apr-01
                      129           7.0000     6-Apr-01   10-Apr-01
                      500           7.1000     6-Apr-01   10-Apr-01



                               Page 34 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
        2,600                       7.0000     6-Apr-01   10-Apr-01
        1,000                       6.9000     6-Apr-01   10-Apr-01
        2,600                       6.8900     6-Apr-01   10-Apr-01
        2,600                       6.7500     6-Apr-01   10-Apr-01
           96                       6.9500     6-Apr-01   10-Apr-01
                      100           7.0500     6-Apr-01   10-Apr-01
          300                       6.9500     6-Apr-01   10-Apr-01
                      100           7.0500     6-Apr-01   10-Apr-01
           80                       7.0400     6-Apr-01   10-Apr-01
          120                       7.0400     6-Apr-01   10-Apr-01
        1,000                       7.0400     6-Apr-01   10-Apr-01
                      400           7.0500     6-Apr-01   10-Apr-01
                      250           7.1400     6-Apr-01   10-Apr-01
          625                       6.9200     9-Apr-01   11-Apr-01
                       21           7.2700     9-Apr-01   11-Apr-01
          993                       7.1500     9-Apr-01   11-Apr-01
        1,500                       7.0200     9-Apr-01   11-Apr-01
          196                       7.0300     9-Apr-01   11-Apr-01
                      686           7.1500     9-Apr-01   11-Apr-01
        1,000                       6.9100    10-Apr-01   12-Apr-01
                       50           7.0300    10-Apr-01   12-Apr-01
                    1,000           7.0300    10-Apr-01   12-Apr-01
                      280           7.1200    10-Apr-01   12-Apr-01
                        5           7.3300    10-Apr-01   12-Apr-01
                      500           7.3200    10-Apr-01   12-Apr-01
                      386           7.2700    10-Apr-01   12-Apr-01
          200                       7.2800    10-Apr-01   12-Apr-01
            1                       7.3800    10-Apr-01   12-Apr-01
                    2,600           7.7000    11-Apr-01   17-Apr-01
          970                       7.5700    11-Apr-01   17-Apr-01
                    1,550           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                      300           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                      395           7.6500    11-Apr-01   17-Apr-01
                        5           7.6500    11-Apr-01   17-Apr-01
                       50           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                      500           7.6500    11-Apr-01   17-Apr-01
                       11           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                    1,000           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       58           7.6500    11-Apr-01   17-Apr-01
                       28           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                    1,500           7.6500    11-Apr-01   17-Apr-01



                               Page 35 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                    2,500           7.6500    11-Apr-01   17-Apr-01
                      813           7.6500    11-Apr-01   17-Apr-01
                       25           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                        3           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                      174           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                      100           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                      283           7.6000    11-Apr-01   17-Apr-01
                      800           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       26           7.6000    11-Apr-01   17-Apr-01
                      169           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       43           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       25           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                      171           7.6000    11-Apr-01   17-Apr-01
                        5           7.6000    11-Apr-01   17-Apr-01
                      505           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       21           7.6000    11-Apr-01   17-Apr-01
                       86           7.6000    11-Apr-01   17-Apr-01
                       22           7.6000    11-Apr-01   17-Apr-01
                        6           7.6000    11-Apr-01   17-Apr-01
                       80           7.6000    11-Apr-01   17-Apr-01
                      794           7.6000    11-Apr-01   17-Apr-01
                      200           7.6000    11-Apr-01   17-Apr-01
                       53           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       87           7.6500    11-Apr-01   17-Apr-01
                       22           7.6500    11-Apr-01   17-Apr-01
                       87           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                      192           7.6500    11-Apr-01   17-Apr-01
                       55           7.6500    11-Apr-01   17-Apr-01
                        6           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01



                               Page 36 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      130           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                       43           7.6500    11-Apr-01   17-Apr-01
                      500           7.6500    11-Apr-01   17-Apr-01
                       50           7.6500    11-Apr-01   17-Apr-01
                        1           7.6500    11-Apr-01   17-Apr-01
                        1           7.6500    11-Apr-01   17-Apr-01
                       43           7.6300    11-Apr-01   17-Apr-01
                       48           7.6500    11-Apr-01   17-Apr-01
                       74           7.6500    11-Apr-01   17-Apr-01
                       86           7.6500    11-Apr-01   17-Apr-01
        1,983                       7.5100    11-Apr-01   17-Apr-01
                       51           7.6370    11-Apr-01   18-Apr-01
                       73           7.6500    11-Apr-01   17-Apr-01
                      300           7.6500    11-Apr-01   17-Apr-01
                      367           7.6500    11-Apr-01   17-Apr-01
                    1,000           7.6500    11-Apr-01   17-Apr-01
                    1,000           7.6500    11-Apr-01   17-Apr-01
                       64           7.6300    12-Apr-01   18-Apr-01
        1,500                       7.5400    12-Apr-01   18-Apr-01
          200                       7.3600    17-Apr-01   19-Apr-01
          150                       6.9800    17-Apr-01   19-Apr-01
        1,000                       6.9800    17-Apr-01   19-Apr-01
        2,600                       6.6400    17-Apr-01   19-Apr-01
           25                       6.6400    17-Apr-01   19-Apr-01
           95                       6.6400    17-Apr-01   19-Apr-01
           38                       6.6400    17-Apr-01   19-Apr-01
           86                       6.6400    17-Apr-01   19-Apr-01
        1,986                       6.7800    17-Apr-01   19-Apr-01
                      900           7.1200    17-Apr-01   19-Apr-01
                    2,600           7.2400    17-Apr-01   19-Apr-01
                    2,600           7.3600    17-Apr-01   19-Apr-01
                    1,191           7.8500    18-Apr-01   20-Apr-01
                    1,000           7.8500    18-Apr-01   20-Apr-01
                      250           7.8500    18-Apr-01   20-Apr-01
                       95           7.8500    18-Apr-01   20-Apr-01
                       43           7.8500    18-Apr-01   20-Apr-01
                       21           7.8500    18-Apr-01   20-Apr-01
                    1,856           7.9800    18-Apr-01   20-Apr-01
          700                       8.0500    18-Apr-01   20-Apr-01
           20                       8.0500    18-Apr-01   20-Apr-01
           70                       8.0000    18-Apr-01   20-Apr-01
        2,600                       8.0000    18-Apr-01   20-Apr-01
          100                       8.0100    18-Apr-01   20-Apr-01
                    2,200           8.2400    18-Apr-01   20-Apr-01
        1,864                       8.1000    18-Apr-01   20-Apr-01
                       86           8.2400    18-Apr-01   20-Apr-01
                       86           8.2400    18-Apr-01   20-Apr-01
          250                       8.1100    18-Apr-01   20-Apr-01
                       20           7.9079    18-Apr-01   23-Apr-01
                       14           8.4400    18-Apr-01   20-Apr-01
          105                       8.3600    18-Apr-01   20-Apr-01
          500                       8.1600    18-Apr-01   20-Apr-01
           30                       8.1600    18-Apr-01   20-Apr-01
          739                       8.2600    18-Apr-01   20-Apr-01
                      100           8.4000    18-Apr-01   20-Apr-01
                      100           8.4000    18-Apr-01   20-Apr-01
           86                       8.6500    19-Apr-01   23-Apr-01
           83                       8.6500    19-Apr-01   23-Apr-01
            3                       8.6500    19-Apr-01   23-Apr-01
          500                       8.6500    19-Apr-01   23-Apr-01



                               Page 37 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      500           8.7500    19-Apr-01   23-Apr-01
        1,000                       8.7000    19-Apr-01   23-Apr-01
                    2,105           8.8000    19-Apr-01   23-Apr-01
            1                       8.6500    19-Apr-01   23-Apr-01
        2,000                       8.6500    19-Apr-01   23-Apr-01
          300                       8.6400    19-Apr-01   23-Apr-01
                    2,600           8.7500    19-Apr-01   23-Apr-01
           86                       8.6100    19-Apr-01   23-Apr-01
        2,000                       8.6100    19-Apr-01   23-Apr-01
        1,000                       8.7000    19-Apr-01   23-Apr-01
          400                       8.7000    19-Apr-01   23-Apr-01
           19                       8.5500    19-Apr-01   23-Apr-01
          407                       8.5500    19-Apr-01   23-Apr-01
        1,000                       8.4500    19-Apr-01   23-Apr-01
                    1,000           8.6000    20-Apr-01   24-Apr-01
                       96           8.6000    20-Apr-01   24-Apr-01
                       86           8.6000    20-Apr-01   24-Apr-01
                    2,600           8.7500    20-Apr-01   24-Apr-01
                      178           8.5900    20-Apr-01   24-Apr-01
          100                       8.5100    20-Apr-01   24-Apr-01
          527                       8.5100    20-Apr-01   24-Apr-01
                      350           8.6500    20-Apr-01   24-Apr-01
        2,600                       8.5100    20-Apr-01   24-Apr-01
                       50           8.6400    20-Apr-01   24-Apr-01
                      200           8.6500    20-Apr-01   24-Apr-01
                      400           8.6000    20-Apr-01   24-Apr-01
                      700           8.6500    20-Apr-01   24-Apr-01
          100                       8.3500    23-Apr-01   25-Apr-01
          750                       8.3500    23-Apr-01   25-Apr-01
           86                       8.3900    23-Apr-01   25-Apr-01
          100                       8.4000    23-Apr-01   25-Apr-01
          300                       8.4000    23-Apr-01   25-Apr-01
                    1,380           8.5400    23-Apr-01   25-Apr-01
                       43           8.5400    24-Apr-01   26-Apr-01
                      600           8.5400    24-Apr-01   26-Apr-01
                       11           9.0000    24-Apr-01   26-Apr-01
        1,233                       9.1200    24-Apr-01   26-Apr-01
                      600           9.2700    24-Apr-01   26-Apr-01
                    1,000           9.1100    24-Apr-01   26-Apr-01
                    2,000           9.1000    24-Apr-01   26-Apr-01
                    2,000           9.1100    24-Apr-01   26-Apr-01
                    7,000           9.1500    24-Apr-01   26-Apr-01
                    2,000           8.9000    24-Apr-01   26-Apr-01
        1,200                       8.7000    24-Apr-01   26-Apr-01
          275                       8.7000    24-Apr-01   26-Apr-01
                      600           8.8000    24-Apr-01   26-Apr-01
                      200           8.8000    24-Apr-01   26-Apr-01
                      500           9.0300    24-Apr-01   26-Apr-01
                      200           9.1000    24-Apr-01   26-Apr-01
                      500           9.1000    24-Apr-01   26-Apr-01
                       60           9.1000    24-Apr-01   26-Apr-01
                      200           9.1000    24-Apr-01   26-Apr-01
                      240           9.1000    24-Apr-01   26-Apr-01
                    1,000           9.1000    24-Apr-01   26-Apr-01
                      300           9.1000    24-Apr-01   26-Apr-01
                      200           9.1000    24-Apr-01   26-Apr-01
                      900           9.1000    24-Apr-01   26-Apr-01
                      200           9.1000    24-Apr-01   26-Apr-01
                      210           9.1000    24-Apr-01   26-Apr-01
                      300           9.1000    24-Apr-01   26-Apr-01
                      200           8.8000    24-Apr-01   26-Apr-01



                               Page 38 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      400           8.8000    24-Apr-01   26-Apr-01
                       50           8.8000    24-Apr-01   26-Apr-01
                      550           8.8000    24-Apr-01   26-Apr-01
                      600           8.8000    24-Apr-01   26-Apr-01
                      450           8.8000    24-Apr-01   26-Apr-01
                      150           8.8000    24-Apr-01   26-Apr-01
                      400           8.8000    24-Apr-01   26-Apr-01
                      200           8.8000    24-Apr-01   26-Apr-01
                      600           8.8000    24-Apr-01   26-Apr-01
                       90           8.8000    24-Apr-01   26-Apr-01
                      510           8.8000    24-Apr-01   26-Apr-01
                      230           9.1000    24-Apr-01   26-Apr-01
                       50           9.1000    24-Apr-01   26-Apr-01
                      100           9.0000    24-Apr-01   26-Apr-01
                      400           9.0000    24-Apr-01   26-Apr-01
                      500           9.0000    24-Apr-01   26-Apr-01
                      100           9.1000    24-Apr-01   26-Apr-01
                      200           9.1000    24-Apr-01   26-Apr-01
                      110           9.1000    24-Apr-01   26-Apr-01
                       72           9.3000    24-Apr-01   26-Apr-01
                       72           9.3000    24-Apr-01   26-Apr-01
                      928           9.3000    24-Apr-01   26-Apr-01
                      100           9.3000    24-Apr-01   26-Apr-01
                       55           9.3000    24-Apr-01   26-Apr-01
                      100           9.3000    24-Apr-01   26-Apr-01
                      500           9.3000    24-Apr-01   26-Apr-01
                      827           9.3000    24-Apr-01   26-Apr-01
                      173           9.3000    24-Apr-01   26-Apr-01
                    4,705           8.9053    24-Apr-01   26-Apr-01
                    1,871           8.9053    24-Apr-01   26-Apr-01
                      174           8.9053    24-Apr-01   26-Apr-01
                      505           8.9053    24-Apr-01   26-Apr-01
                      245           8.9053    24-Apr-01   26-Apr-01
      107,000                      10.3500    26-Feb-01    1-Mar-01
                  107,000          10.3500    26-Feb-01    1-Mar-01
                    4,000          10.4000    28-Feb-01    5-Mar-01
        4,000                      10.4000    28-Feb-01    5-Mar-01
                       20           7.9079    18-Apr-01   23-Apr-01
           20                       7.9079    18-Apr-01   23-Apr-01
                   10,000           7.5970    16-Mar-01   20-Mar-01
       10,000                       7.6129    16-Mar-01   20-Mar-01
                      185           7.6339    19-Mar-01   21-Mar-01
          185                       7.6339    19-Mar-01   21-Mar-01
                    4,000          10.4000    28-Feb-01    5-Mar-01
                    2,000          10.9445     5-Mar-01    7-Mar-01
                    2,000          11.6442     6-Mar-01    8-Mar-01
                      185           7.6339    19-Mar-01   21-Mar-01
        2,000                      10.9445     5-Mar-01    7-Mar-01
                    2,000          10.9445     5-Mar-01    7-Mar-01
        2,000                      11.6442     6-Mar-01    8-Mar-01
                    2,000          11.6442     6-Mar-01    8-Mar-01
        4,000                      10.4000    28-Feb-01    5-Mar-01
                    4,000          10.4000    28-Feb-01    5-Mar-01
                      500           9.6000    25-Apr-01   27-Apr-01
                      380           9.6000    25-Apr-01   27-Apr-01
                      300           9.6000    25-Apr-01   27-Apr-01
                      250           9.6000    25-Apr-01   27-Apr-01
                      250           9.6000    25-Apr-01   27-Apr-01
                      210           9.6000    25-Apr-01   27-Apr-01
                    2,000           9.6000    25-Apr-01   27-Apr-01
                      500           9.6000    25-Apr-01   27-Apr-01
                      100           9.5000    25-Apr-01   27-Apr-01
                    1,120           9.6100    25-Apr-01   27-Apr-01
                       80           9.6000    25-Apr-01   27-Apr-01
                    1,000           9.6000    25-Apr-01   27-Apr-01
                      800           9.6000    25-Apr-01   27-Apr-01




                               Page 39 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                   29,489           9.2137    25-Apr-01   27-Apr-01
                   11,723           9.2137    25-Apr-01   27-Apr-01
                    1,088           9.2137    25-Apr-01   27-Apr-01
                    3,164           9.2137    25-Apr-01   27-Apr-01
                    1,536           9.2137    25-Apr-01   27-Apr-01
                      700           9.6000    25-Apr-01   27-Apr-01
                      390           9.6000    25-Apr-01   27-Apr-01
                    2,000           9.6000    25-Apr-01   27-Apr-01
                      210           9.6000    25-Apr-01   27-Apr-01
                      500           9.6000    25-Apr-01   27-Apr-01
                       30           9.6000    25-Apr-01   27-Apr-01
                    1,688           9.4500    25-Apr-01   27-Apr-01
                      200           9.5000    25-Apr-01   27-Apr-01
                       12           9.5000    25-Apr-01   27-Apr-01
                       50           9.6500    25-Apr-01   27-Apr-01
           88                       9.4500    25-Apr-01   27-Apr-01
                      650           9.6500    25-Apr-01   27-Apr-01
                    1,950           9.6500    25-Apr-01   27-Apr-01
                      170           9.6500    25-Apr-01   27-Apr-01
                       60           9.6500    25-Apr-01   27-Apr-01
                       60           9.6500    25-Apr-01   27-Apr-01
                    1,120           9.6500    25-Apr-01   27-Apr-01
                    2,600           9.6200    25-Apr-01   27-Apr-01
                      400           9.6500    25-Apr-01   27-Apr-01
                       60           9.6500    25-Apr-01   27-Apr-01
                      190           9.6500    25-Apr-01   27-Apr-01
                      236           9.6500    25-Apr-01   27-Apr-01
                       80           9.6500    25-Apr-01   27-Apr-01
                      500           9.6500    25-Apr-01   27-Apr-01
                      270           9.6500    25-Apr-01   27-Apr-01
                      200           9.6500    25-Apr-01   27-Apr-01
                      496           9.6500    25-Apr-01   27-Apr-01
                        4           9.6500    25-Apr-01   27-Apr-01
                    1,000           9.6500    25-Apr-01   27-Apr-01
                      250           9.6500    25-Apr-01   27-Apr-01
                      100           9.6500    25-Apr-01   27-Apr-01
                      154           9.6500    25-Apr-01   27-Apr-01
                    1,346           9.6500    25-Apr-01   27-Apr-01
                      500           9.6500    25-Apr-01   27-Apr-01
                      100           9.6500    25-Apr-01   27-Apr-01
                       54           9.6500    25-Apr-01   27-Apr-01
                      400           9.6900    25-Apr-01   27-Apr-01
                    2,400           9.5000    25-Apr-01   27-Apr-01
                      500           9.5000    25-Apr-01   27-Apr-01
                      100           9.5100    25-Apr-01   27-Apr-01
                    1,000           9.5200    25-Apr-01   27-Apr-01
                      200           9.5000    25-Apr-01   27-Apr-01
                    1,800           9.5000    25-Apr-01   27-Apr-01
                      274           9.6000    25-Apr-01   27-Apr-01
                    1,500           9.6000    25-Apr-01   27-Apr-01
                      220           9.6000    25-Apr-01   27-Apr-01
                      200           9.6000    25-Apr-01   27-Apr-01
                      194           9.6000    25-Apr-01   27-Apr-01
                      806           9.6000    25-Apr-01   27-Apr-01
                    1,000           9.6000    25-Apr-01   27-Apr-01
                      200           9.6000    25-Apr-01   27-Apr-01
                   11,000           9.5700    25-Apr-01   27-Apr-01
                      106           9.6000    25-Apr-01   27-Apr-01
                      200           9.5500    25-Apr-01   27-Apr-01
                      200           9.5500    25-Apr-01   27-Apr-01
                      600           9.5500    25-Apr-01   27-Apr-01
                       31           9.5500    25-Apr-01   27-Apr-01
                      301           9.5500    25-Apr-01   27-Apr-01
                      169           9.5500    25-Apr-01   27-Apr-01
                      220           9.4600    25-Apr-01   27-Apr-01
                      800           9.2000    25-Apr-01   27-Apr-01



                               Page 40 of 41 pages

      Purchases     Sales           Price     Trade Date  Settlement Date
--------------------------------------------------------------------------------
                      700           9.2000    25-Apr-01   27-Apr-01
                      500           9.2000    25-Apr-01   27-Apr-01
                    1,000           9.2100    25-Apr-01   27-Apr-01
                    1,000           9.2000    25-Apr-01   27-Apr-01
          500                       9.1400    25-Apr-01   27-Apr-01
                      965           9.3100    25-Apr-01   27-Apr-01
                      235           9.3000    25-Apr-01   27-Apr-01
                      223           9.4000    25-Apr-01   27-Apr-01
                      500           9.4000    25-Apr-01   27-Apr-01
                    1,000           9.3500    25-Apr-01   27-Apr-01
                      200           9.4000    25-Apr-01   27-Apr-01
                       77           9.4000    25-Apr-01   27-Apr-01
                    1,000           9.4000    25-Apr-01   27-Apr-01
                    6,000           9.3800    25-Apr-01   27-Apr-01
          550                       9.2900    25-Apr-01   27-Apr-01
                      900           9.1700    25-Apr-01   27-Apr-01
        1,500                       9.0200    25-Apr-01   27-Apr-01
                      273           9.1500    25-Apr-01   27-Apr-01
        2,600                       9.0500    25-Apr-01   27-Apr-01
           14                       8.8000    25-Apr-01   27-Apr-01
          500                       8.8000    25-Apr-01   27-Apr-01
                    3,100           9.1800    25-Apr-01   27-Apr-01
                       45           8.9500    25-Apr-01   27-Apr-01
                      100           9.0400    25-Apr-01   27-Apr-01
                      330           9.0400    25-Apr-01   27-Apr-01
                      400           9.0400    25-Apr-01   27-Apr-01
                      500           9.0000    25-Apr-01   27-Apr-01
                      500           9.0000    25-Apr-01   27-Apr-01
                    1,000           9.0000    25-Apr-01   27-Apr-01
                      140           9.0000    25-Apr-01   27-Apr-01
                      350           9.0000    25-Apr-01   27-Apr-01
                      100           9.0000    25-Apr-01   27-Apr-01
                      100           9.0000    25-Apr-01   27-Apr-01
                       86           9.0000    25-Apr-01   27-Apr-01
        2,600                       8.8500    25-Apr-01   27-Apr-01
                      186           8.9500    25-Apr-01   27-Apr-01
                      120           8.9500    25-Apr-01   27-Apr-01
                      694           8.9500    25-Apr-01   27-Apr-01
                      206           9.0000    25-Apr-01   27-Apr-01
                      100           9.0000    25-Apr-01   27-Apr-01
          500                       8.8400    25-Apr-01   27-Apr-01
                      300           8.9900    25-Apr-01   27-Apr-01
          300                       8.8400    25-Apr-01   27-Apr-01
                    1,000           8.9800    25-Apr-01   27-Apr-01
       47,000                       9.2137    25-Apr-01   30-Apr-01
                      100           9.0000    25-Apr-01   27-Apr-01
                      400           8.4400    25-Apr-01   27-Apr-01
        1,002                       8.4600    25-Apr-01   27-Apr-01
       29,489                       9.2137    25-Apr-01   30-Apr-01
       11,723                       9.2137    25-Apr-01   30-Apr-01
        1,088                       9.2137    25-Apr-01   30-Apr-01
        3,164                       9.2137    25-Apr-01   30-Apr-01
        1,536                       9.2137    25-Apr-01   30-Apr-01
                   47,000           9.2137    25-Apr-01   30-Apr-01



                               Page 41 of 41 pages